Filed pursuant to
Rule 424(b)(2)
egistration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement, dated December 5, 1995
      (To Prospectus Supplement, dated August 7, 1995;
      to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

      Interest rates offered by Citicorp with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction.


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
SUMMARY OF TERMS:


Title of Notes:              6.33% Subordinated Fixed-Rate Notes Due January 05,
                             2006 (the "Notes").
Aggregate
Principal Amount:             $25,000,000.00.

Price to Public:              100%.

Issue Date:                   December 8, 1995.

Stated Maturity:              January 05, 2006.

Interest Rate:                6.33% per annum.

Interest Payment Dates:       Semi-annually on February 15th and August 15th,
                              commencing on February 15, 1996, and at  Stated
                              Maturity.

Regular Record Dates: The first day of the month in which each Interest Payment Date occurs except for the Stated Maturity which shall be fifteen days prior to such date.

Sinking Fund:                 None.

Redemption:                   The Notes are not subject to redemption.

Selling Agent:                UBS Securities Inc.

Agent's Commission:           .425%.

Minimum Denomination:         $1,000.
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